Exhibit 99.1

PRESS RELEASE

Deep Well Appoints Vice Chairman

January 07, 2014 – 08:00 EST

EDMONTON, ALBERTA--(Marketwire) Deep Well Oil & Gas, Inc. (and "Deep Well" or "Company") (OTCQB Marketplace: DWOG) is pleased to announce the appointment of Mr. Malik Youyou as Vice Chairman of Deep Well Oil & Gas, Inc., effective January 01, 2014.  Mr. Youyou has served as a Director of Deep Well Oil & Gas, Inc. since August 20, 2008.

Mr. Youyou is an experienced international entrepreneur, investor and director of several companies. With more than three decades of business experience in highly competitive global markets, beginning in his native France, Mr. Youyou brings a strong international perspective to Deep Well's Board. Mr. Youyou has created and led several companies involved in the development, branding, and marketing of various luxury goods from leading international houses.

Deep Well Oil & Gas, Inc. welcomes Mr. Malik Youyou as Vice Chairman.

Currently we have a 90% working interest in 51 contiguous sections on six oil sands leases and an 80% working interest in 5 contiguous sections on one oil sands lease in the Peace River oil sands area of Alberta, where we are the operator. In addition, we have a 25% working interest in another 12 contiguous sections on two oil sands leases in the Peace River oil sands area of Alberta, Canada.  These nine oil sands leases cover 43,015 gross acres (17,408 gross hectares) with Deep Well owning 33,463 net acres (13,542 net hectares) of these leases.

This press release contains forward-looking statements. The words or phrases "would be," "to be," "will allow," "intends to," "will likely result," " expected," "will continue," "is anticipated," "potential," "recoverable," "estimate," "forecast," "project," “plans,” or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business and described in this press release. The Corporation's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Corporation's filings with the SEC.  The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contact Information:
Deep Well Oil & Gas, Inc.
780-409-8144
info@deepwelloil.com
www.deepwelloil.com